Exhibit 99.1

September 18, 2008

YRC Worldwide Appoints Timothy Wicks as

Executive Vice President and Chief Financial Officer

• Aligns Senior Management to Integrate YRC National Companies

OVERLAND PARK, KAN. — YRC Worldwide Inc. (NASDAQ: YRCW) announced today that Timothy A. Wicks has been named Executive Vice President and Chief Financial Officer effective October 13, 2008. In this role, Mr. Wicks will be responsible for all aspects of the corporation’s finance activities including treasury, tax, accounting, and financial reporting. He will report to Bill Zollars, Chairman, President and CEO of YRC Worldwide.

Mr. Wicks comes from UnitedHealthcare where he served as Senior Vice President - Strategic Growth Initiatives, and was primarily responsible for launching new distribution and investment capabilities.

“Tim’s leadership experience in various strategic and financial roles will be invaluable as we take our next step in the transformation of our organization,” said Bill Zollars. “I am confident Tim will continue the development of the strong talent within our finance team and form solid partnerships with all functional areas.”

Zollars added, “I would like to thank Paul Liljegren for his contributions as Interim Chief Financial Officer over the last couple of months. Paul has done an excellent job and we are pleased that he is a key member of the team.”

Mr. Wicks graduated with honors from the University of Chicago with a Bachelor of Arts degree in Economics in 1988. After working in finance and economics for Northwest Airlines, he attended Harvard Graduate School of Business and obtained an MBA with concentrations in Finance and Corporate Strategy. Mr. Wicks was Co-Founder and President of Great Northern Capital for six years before joining Dell, Inc. as Director of Global Business Strategy. In 2002, Mr. Wicks joined UnitedHealthcare, the largest division of UnitedHealth Group, serving in a variety of business development roles.

In addition, Mr. Wicks served as Non-Executive Chairman of the Board for GenCorp, an NYSE-listed Aerospace/Defense and Real Estate Company. He was a Board and Audit Committee member for three years and was Chairman of the Finance Committee in 2006.

YRC National Integration Leadership

YRC Worldwide also announced today that it is aligning key members of the leadership team to ensure the successful integration of Yellow Transportation and Roadway. Mike Smid, President of YRC North American Transportation, and Phil Gaines, President of Yellow Transportation, have assumed the additional responsibility of the operational integration, while Terry Gilbert, President of Roadway, has assumed lead responsibility for the local sales integration.

“The operations and sales integrations of Yellow and Roadway are significant steps for our organization,” stated Zollars. “With Mike’s extensive operational experience, Phil’s operations and finance background, and Terry’s sales expertise, we are confident we will continue to provide quality service to our customers throughout the integration.”

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YRC Worldwide Inc., a Fortune 500 company and one of the largest transportation service providers in the world, is the holding company for a portfolio of successful brands including Yellow Transportation, Roadway, Reimer Express, YRC Logistics, New Penn, USF Holland, USF Reddaway, and USF Glen Moore. The enterprise provides global transportation services, transportation management solutions and logistics management. The portfolio of brands represents a comprehensive array of services for the shipment of industrial, commercial and retail goods domestically and internationally. Headquartered in Overland Park, Kansas, YRC Worldwide employs approximately 60,000 people.

Investor Contact:	Sheila Taylor	Media Contact:	Suzanne Dawson
	YRC Worldwide Inc.		Linden Alschuler & Kaplan
	913.696.6108		212.329.1420
	sheila.taylor@yrcw.com		sdawson@lakpr.com